N / E / W / S R / E / L / E / A / S / E

February 9, 2026

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION APPOINTS LARRY MYERS TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $21.4 billion financial holding company, announced that Larry Myers has been appointed to the Boards of Directors of First Merchants Corporation and First Merchants Bank. Myers recently announced plans to transition from his role as President and Chief Executive Officer of First Savings Bank and First Savings Financial Group, Inc., positions he has held for nearly 20 years. The two organizations completed their merger on February 1, 2026, further strengthening First Merchants’ presence in southern Indiana.

“Mr. Myers brings extensive banking experience and a proven leadership record that will enhance our Boards’ strategic and governance capabilities,” said Jean Wojtowicz, Board Chair. “His deep knowledge of the southern Indiana market aligns well with our long-term growth priorities and will support our continued focus on creating shareholder value.”

Chief Executive Officer Mark K. Hardwick added, “Larry’s perspective as a seasoned community bank executive will be an important addition to our boardroom. His insights will support disciplined growth, operational execution, and our commitment to delivering strong financial performance. We are pleased that southern Indiana will continue to have a significant voice as part of our expanded footprint.”

During Myers’ tenure at First Savings, he served as Chairman of the Indiana Bankers Association and on the board of the American Bankers Association. He earned both his Bachelor of Science and MBA from the University of Kentucky and joined the Federal Home Loan Bank Board of Directors in 2018. Myers’ career includes decades of experience in community banking, credit management, and regional economic development.

“I am honored to join the First Merchants Boards at such an important time for the organization,” said Myers. The merger underscores a strong alignment in culture, strategy, and customer focus. First Merchants has demonstrated a disciplined performance trajectory and a clear growth strategy, and I look forward to contributing my expertise as the company continues to build long-term value for shareholders.”
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About First Merchants Corporation:
First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors and First Savings Bank (as divisions of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com). FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.